Exhibit 99.2

Third Quarter Financial & Operating Results

October 22, 2024

verizon

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This supplemental information regarding the financial and operating results of Verizon Communications Inc. (Verizon) for the third quarter ended September 30, 2024 contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Discussion of factors that may affect future results is included at the end of this document and is also contained in Verizon's filings with the US Securities and Exchange Commission.

Consolidated Financial Results

* Total Wireless service represents the sum of Consumer and Business segments.
** Non-GAAP financial measure.

Consolidated total operating revenue for the third quarter was $33.3 billion, flat year over year.
•Service and other revenue was $28.0 billion, up 1.7% year over year.
◦Total Wireless service revenue2 was $19.8 billion, up 2.7% year over year, driven primarily by pricing actions implemented in recent quarters and growth from our fixed wireless access (FWA) connections.
◦Total Fios revenue was $3.2 billion, up 0.8% year over year.
•Wireless equipment revenue was $5.3 billion, down 8.1% year over year, predominantly due to lower upgrade volumes.

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Consolidated net income for the third quarter was $3.4 billion compared to $4.9 billion in the prior year period. The year over year decline in net income was primarily driven by severance charges of $1.7 billion related to separations under our voluntary separation program for select U.S.-based management employees as well as other headcount reduction initiatives.

Consolidated adjusted EBITDA1 for the third quarter was $12.5 billion compared to $12.2 billion in the prior year period. This result was driven by Wireless service revenue growth and the benefits of lower upgrade volumes, and was partially offset by ongoing declines in Verizon Business Group wireline revenue.

Consolidated operating expenses for the third quarter were $27.4 billion, up 6.0% year over year. Consolidated operating expenses, excluding depreciation and amortization and special items,1 were $20.8 billion, down 1.2% year over year.

Interest expense for the third quarter was $1.7 billion compared to $1.4 billion for the prior year period due to lower capitalized interest and higher interest rates on our outstanding debt balance.

Earnings per share (EPS) was $0.78 compared to EPS of $1.13 in the prior year period. Reported third quarter 2024 financial results reflected $2.3 billion in charges related to the following special items:
•severance charge of $1.7 billion related to separations under our voluntary separation program for select U.S.-based management employees as well as other headcount reduction initiatives;
•asset and business rationalization charge of $374 million predominately related to the decision to cease use of certain real estate assets and exit non-strategic portions of certain businesses, as part of our continued transformation initiatives; and
•amortization of intangible assets of $186 million related to Tracfone and other acquisitions.

Adjusted EPS1 for the third quarter was $1.19 compared to $1.22 in the prior year period.

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Cash Flow Summary

* Non-GAAP financial measure.

Cash flow from operating activities for the nine months ended September 30, 2024 was $26.5 billion compared to $28.8 billion in the prior year period driven by year over year pressures from cash taxes, and higher interest expense primarily related to a reduction in capitalized interest as well as higher interest rates.
•Capital spending for the nine months ended September 30, 2024 was $12.0 billion compared to $14.2 billion in the prior year period.
•Our guidance for 2024 capital expenditures of $17.0 billion to $17.5 billion remains unchanged.

Free cash flow1 for the nine months ended September 30, 2024 was $14.5 billion compared to $14.6 billion in the prior year period.

Total unsecured debt as of the end of the third quarter was $126.4 billion, a $1.1 billion increase compared to the prior quarter and approximately $70 million lower year over year. Unsecured debt to net income (LTM) ratio was 12.3x as of the end of the third quarter, an increase of 1.6x compared to the prior quarter and a 6.4x increase year over year.

Net unsecured debt1 as of the end of the third quarter was $121.4 billion, an improvement of over $1.4 billion compared to the prior quarter and more than $0.8 billion lower year over year. Net unsecured debt to adjusted EBITDA ratio1 was 2.5x as of the end of the third quarter, flat compared to the prior quarter and a 0.1x improvement over the prior year period.

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Mobility Highlights

Note: Where applicable, the operating results reflect certain adjustments.

Consolidated
Total postpaid net additions for the third quarter were 349 thousand, down from 581 thousand in the prior year period, as growth in phone net additions were offset by reduced FWA volumes and losses in tablets, wearables, and other connected devices.

Total postpaid phone net additions for the third quarter were 239 thousand, an improvement from 100 thousand in the prior year period.
•Postpaid phone gross additions were 2.7 million, up 5.1% year over year.
•Postpaid phone churn was 0.89%, down 1 basis point year over year.

Consumer Group
Postpaid net additions for the third quarter were 68 thousand, down from 251 thousand in the prior year period.
•Postpaid phone net additions were 81 thousand compared to 51 thousand net losses in the prior year period.
◦Postpaid phone gross additions were approximately 2.0 million, up 5.9% year over year. Excluding the contribution from our second number offering, postpaid phone gross additions grew approximately 1.0% year over year.
◦Postpaid phone churn was 0.84%, down 1 basis point year over year.

Prepaid net additions, excluding SafeLink Wireless (SafeLink), our brand offering access to government-sponsored connectivity benefits and programs,

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were 80 thousand compared to 221 thousand net losses in the prior year period.
•Excluding SafeLink, prepaid churn was 3.72%, down 13 basis points year over year.

Business Group
Postpaid phone net additions for the third quarter were 158 thousand, up from 151 thousand in the prior year period.
•Postpaid phone churn was 1.12%, down 2 basis points year over year.

Broadband Highlights

Total broadband net additions for the third quarter were 389 thousand compared to 434 thousand in the prior year period.
•FWA net additions were 363 thousand, down from 384 thousand in the prior year period.
◦Consumer FWA net additions were 209 thousand, down 42 thousand year over year.
◦Business FWA net additions were 154 thousand, up 21 thousand year over year.
•Fios internet net additions were 43 thousand, down from 72 thousand in the prior year period.

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Consumer Financial Results

Total Consumer revenue for the third quarter was $25.4 billion, up 0.4% year over year, as gains in Service revenue were partially offset by declines in Wireless equipment revenue.
•Consumer Service and other revenue was $20.9 billion, up 2.6% year over year.
•Consumer Wireless service revenue was $16.4 billion, up 2.6% year over year, driven by growth in Consumer wireless postpaid average revenue per account (ARPA) from pricing actions and continued FWA adoption.
•Consumer Fios revenue was $2.9 billion, up 0.7% year over year.
•Consumer Wireless equipment revenue was $4.5 billion, down 8.6% year over year, driven primarily by a 10.1% year over year decline in upgrades.

Consumer Wireless postpaid ARPA was $139.06 for the third quarter, up 4.2% year over year, driven by pricing actions implemented in recent quarters, and an increased contribution from FWA.

Consumer operating income for the third quarter was $7.6 billion, up 0.8% year over year, resulting in operating income margin of 30.0% compared to 29.9% in the prior year period.

Consumer segment EBITDA1 for the third quarter was $11.0 billion, up 1.8% year over year. This improvement can be attributed to Service revenue growth and lower upgrade volumes. Consumer segment EBITDA margin1 for the third quarter was 43.4% compared to 42.8% in the prior year period.

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Business Financial Results

Note: Revenue by customer group may not add due to rounding.

Total Business revenue for the third quarter was $7.4 billion, down 2.3% year over year, as increases in Wireless service revenue were more than offset by decreases in Wireline revenue.
•Business Wireless service revenue was $3.5 billion, up 2.9% year over year, driven by continued strong net additions for both mobility and FWA, as well as benefits from pricing actions implemented in recent quarters.
•Business wireline results reflect continued secular declines in the prevailing wireline market, consistent with prior periods.

Business operating income for the third quarter was $565 million, up 4.8% year over year, resulting in operating income margin of 7.7%.

Business segment EBITDA1 for the third quarter was $1.6 billion, down 3.7% year over year, driven by continued declines in Wireline revenues. Business segment EBITDA margin1 for the third quarter was 21.8%.

Notes
1 Non-GAAP financial measure. See the accompanying schedules and www.verizon.com/about/investors for reconciliations of non-GAAP financial measures cited in this document to most directly comparable financial measures under generally accepted accounting principles (GAAP).
2 Total Wireless service revenue represents the sum of Consumer and Business segments.

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Forward-looking statements
In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “forecasts,” “hopes,” “intends,” “plans,” “targets” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of competition in the markets in which we operate, including the inability to successfully respond to competitive factors such as prices, promotional incentives and evolving consumer preferences; failure to take advantage of, or respond to competitors' use of, developments in technology and address changes in consumer demand; performance issues or delays in the deployment of our 5G network resulting in significant costs or a reduction in the anticipated benefits of the enhancement to our networks; the inability to implement our business strategy; adverse conditions in the U.S. and international economies, including inflation and changing interest rates in the markets in which we operate; cyber attacks impacting our networks or systems and any resulting financial or reputational impact; damage to our infrastructure or disruption of our operations from natural disasters, extreme weather conditions, acts of war, terrorist attacks or other hostile acts and any resulting financial or reputational impact; disruption of our key suppliers’ or vendors' provisioning of products or services, including as a result of geopolitical factors or the potential impacts of global climate change; material adverse changes in labor matters and any resulting financial or operational impact; damage to our reputation or brands; the impact of public health crises on our operations, our employees and the ways in which our customers use our networks and other products and services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks or businesses; allegations regarding the release of hazardous materials or pollutants into the environment from our, or our predecessors’, network assets and any related government investigations, regulatory developments, litigation, penalties and other liability, remediation and compliance costs, operational impacts or reputational damage; our high level of indebtedness; significant litigation and any resulting material expenses incurred in defending against lawsuits or paying awards or settlements; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or regulations, or in their interpretation, or challenges to our tax positions, resulting in additional tax expense or liabilities; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and risks associated with mergers, acquisitions and other strategic transactions, including our ability to consummate the proposed acquisition of Frontier Communications Parent, Inc. and obtain cost savings, synergies and other anticipated benefits within the expected time period or at all.

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Verizon Communications Inc.
Non-GAAP Reconciliations - Consolidated Verizon

Consolidated EBITDA and Consolidated Adjusted EBITDA

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/24	3 Mos. Ended 6/30/24	3 Mos. Ended 3/31/24	3 Mos. Ended 12/31/23	3 Mos. Ended 9/30/23	3 Mos. Ended 6/30/23	3 Mos. Ended 3/31/23	3 Mos. Ended 12/31/22

Consolidated Net Income (Loss)	$3,411	$4,702	$4,722	$(2,573)	$4,884	$4,766	$5,018	$6,698
Add:
Provision for income taxes	891	1,332	1,353	756	1,308	1,346	1,482	2,113
Interest expense	1,672	1,698	1,635	1,599	1,433	1,285	1,207	1,105
Depreciation and amortization expense(1)	4,458	4,483	4,445	4,516	4,431	4,359	4,318	4,218
Consolidated EBITDA	$10,432	$12,215	$12,155	$4,298	$12,056	$11,756	$12,025	$14,134

Add/(subtract):
Other (income) expense, net(2)	$(72)	$72	$(198)	$807	$(170)	$(210)	$(114)	$(2,687)
Equity in (earnings) losses of unconsolidated businesses	24	14	9	11	18	33	(9)	(4)
Severance charges	1,733	—	—	296	—	237	—	304
Asset and business rationalization	374	—	—	325	—	155	—	—
Legacy legal matter	—	—	106	—	—	—	—	—
Verizon Business Group goodwill impairment	—	—	—	5,841	—	—	—	—
Legal settlement	—	—	—	100	—	—	—	—
Business transformation costs	—	—	—	—	176	—	—	—
Non-strategic business shutdown	—	—	—	—	158	—	—	—
	2,059	86	(83)	7,380	182	215	(123)	(2,387)
Consolidated Adjusted EBITDA	$12,491	$12,301	$12,072	$11,678	$12,238	$11,971	$11,902	$11,747
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.
Consolidated EBITDA and Consolidated Adjusted EBITDA (LTM)

(dollars in millions)
	12 Mos. Ended	12 Mos. Ended	12 Mos. Ended
Unaudited	9/30/24	6/30/24	9/30/23

Consolidated Net Income	$10,262	$11,735	$21,366
Add:
Provision for income taxes	4,332	4,749	6,249
Interest expense	6,604	6,365	5,030
Depreciation and amortization expense(1)	17,902	17,875	17,326
Consolidated EBITDA	$39,100	$40,724	$49,971

Add/(subtract):
Other (income) expense, net(2)	$609	$511	$(3,181)
Equity in losses of unconsolidated businesses	58	52	38
Severance charges	2,029	296	541
Asset and business rationalization	699	325	155
Legacy legal matter	106	106	—
Verizon Business Group goodwill impairment	5,841	5,841	—
Legal settlement	100	100	—
Business transformation costs	—	176	176
Non-strategic business shutdown	—	158	158
	9,442	7,565	(2,113)
Consolidated Adjusted EBITDA	$48,542	$48,289	$47,858
Footnotes:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.
(2) Includes Pension and benefits remeasurement adjustments, where applicable.

Verizon Communications Inc.
Net Unsecured Debt and Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)
Unaudited	9/30/24		6/30/24		9/30/23

Debt maturing within one year	$21,763		$23,255		$12,950
Long-term debt	128,878		126,022		134,441
Total Debt	150,641		149,277		147,391
Less Secured debt	24,272		24,015		20,951
Unsecured Debt	126,369		125,262		126,440
Less Cash and cash equivalents	4,987		2,432		4,210
Net Unsecured Debt	$121,382		$122,830		$122,230
Consolidated Net Income (LTM)	$10,262		$11,735		$21,366
Consolidated Adjusted EBITDA (LTM)	$48,542		$48,289		$47,858
Unsecured Debt to Consolidated Net Income Ratio	12.3	x	10.7	x	5.9	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio	2.5	x	2.5	x	2.6	x
Net Unsecured Debt - Quarter over quarter change	$(1,448)
Net Unsecured Debt - Year over year change	$(848)
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Quarter over quarter change	—	x
Net Unsecured Debt to Consolidated Adjusted EBITDA Ratio - Year over year change	(0.1)	x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions, except per share amounts)
Unaudited	3 Mos. Ended 9/30/24				3 Mos. Ended 9/30/23
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$0.78				$1.13
Amortization of acquisition-related intangible assets	$186	$(46)	$140	0.03	$224	$(56)	$168	0.04
Severance charges	1,733	(429)	1,304	0.31	—	—	—	—
Asset and business rationalization	374	(90)	284	0.07	—	—	—	—
Business transformation costs	—	—	—	—	176	(45)	131	0.03
Non-strategic business shutdown	—	—	—	—	179	(83)	96	0.02
	$2,293	$(565)	$1,728	$0.41	$579	$(184)	$395	$0.09
Adjusted EPS				$1.19				$1.22
Footnote:
Adjusted EPS may not add due to rounding.

Free Cash Flow
(dollars in millions)
Unaudited	9 Mos. Ended 9/30/24	9 Mos. Ended 9/30/23

Net Cash Provided by Operating Activities	$26,480	$28,798
Capital expenditures (including capitalized software)	(12,019)	(14,164)
Free Cash Flow	$14,461	$14,634

Verizon Communications Inc.

Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items
(dollars in millions)
Unaudited	3 Mos. Ended 9/30/24	3 Mos. Ended 9/30/23

Consolidated Operating Expenses	$27,404	$25,863
Depreciation and amortization expense(1)	4,458	4,431
Severance charges	1,733	—
Asset and business rationalization	374	—
Business transformation costs	—	176
Non-strategic business shutdown	—	158
Consolidated Operating Expenses Excluding Depreciation and Amortization and Special Items	$20,839	$21,098
Year over year change %	(1.2)%
Footnote:
(1) Includes Amortization of acquisition-related intangible assets and a portion of the Non-strategic business shutdown, where applicable.

Verizon Communications Inc.
Non-GAAP Reconciliations - Segments
Segment EBITDA and Segment EBITDA Margin
Consumer

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/24	3 Mos. Ended 9/30/23

Operating Income	$7,604	$7,547
Add Depreciation and amortization expense	3,411	3,272
Segment EBITDA	$11,015	$10,819
Year over year change %	1.8%

Total operating revenues	$25,360	$25,257
Operating Income Margin	30.0%	29.9%
Segment EBITDA Margin	43.4%	42.8%

Business

(dollars in millions)
Unaudited	3 Mos. Ended 9/30/24	3 Mos. Ended 9/30/23

Operating Income	$565	$539
Add Depreciation and amortization expense	1,040	1,127
Segment EBITDA	$1,605	$1,666
Year over year change %	(3.7)%

Total operating revenues	$7,351	$7,527
Operating Income Margin	7.7%	7.2%
Segment EBITDA Margin	21.8%	22.1%